Exhibit 99

Emma Jo Kauffman

Andrea Ewin Turner

Investor Contact:

Media Contact:

(615) 855-5525

(615) 855-5209

DOLLAR GENERAL REPORTS INCREASED EARNINGS FOR 2002; OUTLOOK FOR 2003

GOODLETTSVILLE, Tennessee – March 17, 2003 – Dollar General Corporation (NYSE: DG) today reported fiscal 2002 net income of $264.9 million, or $0.79 per diluted share, an increase of 28 percent compared to net income of $207.5 million, or $0.62 per diluted share in 2001.  During the year, the Company recorded net restatement-related pre-tax income of approximately $23.1 million compared to net restatement-related pre-tax expenses of approximately $28.4 million in 2001. Excluding the restatement-related items in both years, net income for fiscal 2002 would have been $250.9 million, or $0.75 per share, an increase of 11 percent compared to 2001 net income of $225.5 million, or $0.67 per share.

“Fiscal 2002 was a year of hard work and meaningful progress at Dollar General,” said Don Shaffer, acting CEO, president and chief operating officer. “We ended the year with impressive cash flow, 622 new stores, a strong balance sheet and a significant list of operational achievements.”

2002 Fiscal Year

Net sales totaled $6.10 billion for fiscal year 2002, an increase of 14.6 percent over fiscal 2001 sales of $5.32 billion.  The increase resulted primarily from 573 net new stores and a same-store sales increase of 5.7 percent.

Gross profit for 2002 was $1.72 billion, or 28.3 percent of net sales, compared with $1.51 billion, or 28.4 percent of net sales in 2001. Inventory shrinkage calculated at the retail value of the inventory, as a percentage of net sales, increased to 3.52 percent in 2002 compared to 2.90 percent in 2001.  The increase in shrink was partially offset by improved purchase markups, leverage on distribution and transportation costs, and a reduction in the Company’s LIFO reserve.

Selling, general and administrative (SG&A) expenses for 2002 were $1.30 billion compared with $1.14 billion in 2001. Excluding restatement-related expenses, SG&A expenses would have been $1.29 billion in 2002 compared to $1.11 billion in 2001, resulting in an increase as a percent of net sales to 21.1 percent in 2002 compared with 20.8 percent in 2001.  This increase is primarily the result of increased store labor costs and increased workers’ compensation expense. The Company invested additional funds in store labor during the year to improve store execution.

In 2002, interest expense was $42.6 million compared with $45.8 million in 2001.  As of January 31, 2003, the Company’s total outstanding debt was $346.5 million, a decrease of $388.6 million compared with $735.1 million outstanding as of February 1, 2002.

The Company’s effective income tax rates for 2002 and 2001 were 36.1 percent and 36.7 percent, respectively.  The lower effective tax rate in 2002 relates to recording higher targeted jobs tax credits and the favorable resolution of certain state tax matters in 2002.

Merchandise inventories decreased to $1.12 billion at January 31, 2003, from $1.13 billion at February 1, 2002 with 573 additional stores, resulting in a 10 percent decrease on a per store basis. Average retail inventory turns increased to 3.6 turns from 3.2 turns in 2001.

Capital expenditures for 2002 totaled $134.3 million compared with $125.4 million for 2001. During the year, the Company opened 622 new stores, relocated or remodeled 73 stores and closed 49 stores.  At year-end, the Company operated 6,113 stores with approximately 41.2 million selling square feet.

Additional significant accomplishments during the year included:

•

Implementation of item-level inventories in all stores, improving the Company’s ability to manage inventories.

•

Expansion of the perishable foods/cooler program from 411 stores to 1,367 stores at year-end.

•

Utilization of the new Arthur merchandising system in the 2003 merchandise planning process which should lead to improved allocation of inventories to the stores.

•

Implementation of automatic replenishment of all core merchandise in approximately 175 stores to improve operational efficiencies and increase store inventory in-stock levels.

•

Improvements in the order cycle decreasing the time between store order and receipt of merchandise by 24 to 48 hours.

Fourth Quarter Financial Results

Net income in the fourth quarter of 2002 was $108.1 million, or $0.32 per diluted share, compared with net income of $97.4 million, or $0.29 per diluted share, during the fourth quarter of 2001.  Excluding pre-tax restatement-related expenses of $1.0 million in 2002 and $10.1 million in 2001, net income increased 5.1 percent to $109.3 million, or $0.33 per diluted share compared with $104.0 million, or $0.31 per diluted share last year.

Total sales for the 2002 fourth quarter increased 10.9 percent to $1.76 billion from $1.59 billion in the prior year, including a same store sales increase of 2.1 percent. Gross profit increased to $528.0 million from $475.5 million, or 30.0 percent of net sales in both periods. SG&A expenses were $350.4 million in 2002 compared with $312.6 million during the comparable period in the prior year.  Excluding restatement-related expenses, SG&A expenses would have been $349.4 million, or 19.9 percent of net sales in 2002 compared to $302.5 million, or 19.1 percent of net sales in 2001.

2003 Outlook

The Company projects revenues in 2003 to increase 13 to 15 percent and earnings, excluding restatement-related items, to increase 11 to 15 percent. In 2003, the Company expects same-store sales to increase 4 to 6 percent.

The Company currently anticipates opening approximately 650 new stores in the current 27-state market area, closing 50 to 70 stores, and remodeling or relocating approximately 145 stores. The Company currently expects to incur capital expenditures during 2003 of approximately $165 million.  The Company anticipates that its existing cash balances, cash flow from operations, and borrowings under its existing financing facilities will provide sufficient resources to meet these expenditures.

Significant goals for 2003 include the following:

•

Improve store manager training with the completion of 35 training centers. The Company currently has 18 new manager training centers in operation and expects to have the remaining centers open before summer.

•

Reduce inventory shrink.

•

Increase the number of stores on automatic replenishment to as many as 2,500.

•

Expand perishable food program to an additional 1,000 stores.

•

Test acceptance of debit, credit and EBT cards.

•

Determine site for new distribution center to accommodate future growth.

Conference Call

The Company will host a conference call today at 10 a.m. EST.  The passcode for the conference call is “Dollar General.”  If you wish to participate, please call 816-650-0741 at least 10 minutes before the conference call is scheduled to begin.  The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available through March 24, 2003, online or by calling 402-220-2491.  The access number for the replay is 15800271.

In accordance with the interpretations of the staff of the Securities and Exchange Commission and the normal procedures of the Company’s auditors, the Company’s financial statements for the 2002 fiscal year will not be deemed to have been issued until the Company’s Annual Report on Form 10-K is filed and, as a result, the Company's financial statements will necessarily remain subject to adjustment until such filing.

This press release contains forward-looking information, including but not limited to information regarding the 2003 Company outlook, including without limitation, annual sales and earnings guidance, growth targets, capital expenditures and key goals.  The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements.  The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate and, therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements.  A number of factors may result in actual results differing from such forward-looking information including, but not limited to:  the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); transportation and distribution delays or interruptions; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; the impact of the SEC inquiry related to the restatement of certain of the Company’s financial statements; and other factors specified in the Company’s SEC filings from time to time.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(In thousands)

	January 31, 2003 (Unaudited)	February 1, 2002
ASSETS
Current assets:
Cash and cash equivalents	$ 121,318	$ 261,525
Merchandise inventories	1,123,031	1,131,023
Deferred income taxes	33,860	105,091
Other current assets	______ 45,699	_____ 58,408

Total current assets	___1,323,908	__ 1,556,047

Property and equipment, at cost	1,577,823	1,473,693
Less accumulated depreciation and amortization	_____ 584,001	____ 484,778

Net property and equipment	_____ 993,822	____ 988,915
Other assets	______ 15,423	______ 7,423

Total assets	$__2,333,153	$__ 2,552,385

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$ 16,209	$ 395,675
Accounts payable	341,303	322,463
Accrued expenses and other	239,898	242,780
Income taxes payable	67,091	10,633
Litigation settlement payable	–	____ 162,000

Total current liabilities	_____ 664,501	__ 1,133,551

Long-term obligations	330,337	339,470
Deferred income taxes	50,247	37,646

Shareholders’ equity:
Preferred stock	–	–
Common stock	166,670	166,359
Additional paid-in capital	313,269	301,848
Retained earnings	812,220	579,265
Accumulated other comprehensive loss	______ (1,349)	_____(3,228)

	1,290,810	1,044,244
Less other shareholders’ equity	_______ 2,742	______ 2,526

Total shareholders’ equity	___1,288,068	___ 1,041,718

Total liabilities and shareholders’ equity	$__2,333,153	$__ 2,552,385

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(Amounts in thousands except per share amounts)

	Year Ended
	January 31, 2003 (Unaudited)	% of Net Sales	February 1, 2002	% of Net Sales

Net sales	$ 6,100,404	100.0%	$5,322,895	100.0%
Cost of goods sold	__ 4,376,138	71.7	3,813,483	71.6

Gross profit	1,724,266	28.3	1,509,412	28.4
Selling, general and administrative expenses	1,296,542	21.3	1,135,801	21.3
Litigation settlement and related proceeds	___ (29,541)	(0.5)	–	–

Operating profit	457,265	7.5	373,611	7.0

Interest expense	____ 42,639	0.7	45,789	0.9

Income before income taxes	414,626	6.8	327,822	6.2
Provision for taxes on income	___149,680	2.5	120,309	2.3

Net income	$ 264,946	4.3%	$ 207,513	3.9%

Diluted earnings per share	$ 0.79		$ 0.62

Diluted shares outstanding	335,050		335,017

Dividends per share	$ 0.128		$ 0.128

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)
(Amounts in thousands except per share amounts)

	Quarter (13 Weeks) Ended

	January 31, 2003	% of Net Sales	February 1, 2002	% of Net Sales

Net sales	$ 1,759,563	100.0%	$ 1,586,012	100.0%
Cost of goods sold	1,231,599	70.0	1,110,489	70.0_

Gross profit	527,964	30.0	475,523	30.0
Selling, general and administrative expenses	350,419	19.9	312,639	19.7_

Operating profit	177,545	10.1	162,884	10.3
Interest expense	9,333	0.5_	10,752	0.7_

Income before income taxes	168,212	9.6	152,132	9.6
Provision for income taxes	60,126	3.4_	54,689	3.5_

Net income	$ 108,086	6.1%	$ 97,443	6.1%

Diluted earnings per share	$ 0.32		$ 0.29

Diluted shares outstanding	334,659		334,625

Dividends per share	$ .032		$ 032

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	January 31, 2003 (Unaudited)	February 1, 2002
Cash flows from operating activities:
Net income	$ 264,946	$ 207,513
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	134,959	122,967
Deferred income taxes	82,867	7,743
Tax benefit from stock option exercises	2,372	5,819
Litigation settlement	(162,000)	–
Change in operating assets and liabilities:
Merchandise inventories	7,992	(118,788)
Other current assets	12,566	(13,540)
Accounts payable	18,840	25,201
Accrued expenses and other	14,610	25,907
Income taxes	56,458	(5,907)
Other	430	8,713
Net cash provided by operating activities	434,040	265,628

Cash flows from investing activities:
Purchase of property and equipment	(134,315)	(125,365)
Proceeds from sale of property and equipment	481	1,293
Net cash used in investing activities	(133,834)	(124,072)

Cash flows from financing activities:
Repayments of long-term obligations	(397,094)	(11,823)
Payments of cash dividends	(42,638)	(42,517)
Proceeds from exercise of stock options	5,021	12,268
Other financing activities	(5,702)	(269)

Net cash used in financing activities	(440,413)	(42,341)

Net increase (decrease) in cash and cash equivalents	(140,207)	99,215
Cash and cash equivalents, beginning of year	261,525	162,310

Cash and cash equivalents, end of year	$ 121,318	$ 261,525

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Selected Additional Information

Sales by Category (in thousands)

(Unaudited)

	Quarter Ended			Year Ended
	January 31, 2003	February 1, 2002	% Change	January 31, 2003	February 1, 2002	% Change
Consumable	$ 971,311	$ 829,770	17%	$ 3,674,928	$ 3,085,112	19%
Seasonal	366,949	349,350	5%	994,252	888,263	12%
Clothing	179,419	171,352	5%	622,706	581,800	7%
Home	241,884	235,540	__ 3%	808,518	767,720	__ 5%
Total sales	$ 1,759,563	$ 1,586,012	1%	$ 6,100,404	$ 5,322,895	15%

New Store Activity

(Unaudited)

	Year Ended January 31, 2003	Year Ended February 1, 2002
Beginning store count	5,540	5,000
New store openings	622	602
Store closings	49	62
Net new stores	573	540
Remodeled or relocated	73	78
Ending store count	6,113	5,540
Total selling square footage (000’s)	41,205	37,414

Customer Transaction Data

(Unaudited)

	Quarter Ended		Year Ended
	January 31, 2003	February 1, 2002	January 31, 2003	February 1, 2002

Same-store customer transactions	1.8%	6.2%	5.2%	5.7%
Average customer transaction	$8.97	$8.91	$8.50	$8.43

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